EXHIBIT (H)(11)

THIRD AMENDMENT TO LICENSE AGREEMENT

NAME CHANGE

THIS THIRD AMENDMENT TO LICENSE AGREEMENT (the “Amendment”), dated October 25, 2005, amends that certain License Agreement dated as of February 23, 1996, as amended by the First Amendment to License Agreement dated February 23, 2002 (“First Amendment”) and the Second Amendment to License Agreement dated as of January 1, 2004 (“Second Amendment”), by and between the Pacific Exchange, Inc. (“PSE”) and North Track Funds, successor in interest to Principal Preservation Portfolios, Inc. (“NT” or “North Track”), on behalf of its series known prior to the date hereof as the “PSE Tech 100 Index Portfolio” (“License Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration for the mutual promises and covenants of the parties set forth herein and in the License Agreement, and for other good and valuable consideration, the receipt and sufficiency of which the parties hereto acknowledge, the parties hereto agree as follows:

1.
Definition of Terms. Except as specifically defined otherwise in this Amendment, capitalized terms used herein shall have the meanings defined for them in the License Agreement. All uses of the term “PSE Index”, “PSE Tech”, “PSE Tech Index” and “PSE Technology Index” in the License Agreement, First Amendment and Second Amendment shall be deleted and replaced with the term “Index”

2.
Name of Index. Effective as of October 7, 2005 the name of the “PCX Tech Index”, also known as the “PSE Technology 100 Index” or the “Pacific Stock Exchange Technology Index” (collectively “Former Names”) is changed to the “ArcaEx Tech 100 Index” (the “Index”). Upon execution of this Amendment, NT agrees to: (i) change, or to cause the name of the “PSE Tech 100 Index Portfolio” to change to the “ArcaEx Tech 100 Index Portfolio or Fund”; (ii) make, give or obtain all required or necessary regulatory filings, notices or approvals regarding such name change; (iii) cease using the Former Names (or any derivation thereof) or any trademarks or service marks relating to the Former Names (or any derivation thereof) in conjunction with the Index or the Portfolio; and (iv) no longer use or circulate any written materials, including marketing materials, regulatory filings, and documentation referring to the Index or Portfolio (collectively “Documents”), employing the Former Names within thirty (30) days of execution of this Amendment. Notwithstanding the forgoing, it is expressly understood that, after the date of this Amendment, NT may use such Documents as NT currently holds in its inventory in connection with the Portfolio until it can obtain replacement Documents for the Portfolio that use the name “ArcaEx Tech 100 Index” rather than the Former Names (or any derivation thereof), provided that, all such Documents must clearly and conspicuously indicate (and wherever else as may be required by any applicable laws, rules or regulations) that the name of the Index has changed to the “ArcaEx Tech 100 Index” and the name of the Portfolio has changed to “ArcaEx Tech 100 Index Portfolio.” NT undertakes to take commercially reasonable efforts to promptly obtain such replacement Documents after the date of this Amendment. NT acknowledges that PCX has discussed this name change with NT and the impact that this will have on the Portfolio and filings with the SEC. Section 5 of the First Amendment is deleted in its entirety.

EXHIBIT (H)(11)

3.	Archipelago’s Grant of License. The first sentence of Section 1 of the License Agreement is deleted and replaced with the following:

Archipelago Holdings, Inc. (“Archipelago”), the ultimate parent company of PSE, grants to NT a limited, nontransferable license to use the trademark ARCAEX TECH 100 INDEX (the “Mark”) solely in the United States solely in connection with and on the Index and Portfolio. NT accepts this license subject to the terms and conditions of this Agreement.

In the remainder of Section 1 of the License Agreement, all references to PSE shall be deleted and replaced with “Archipelago and/or PSE”. Throughout the License Agreement and the First and Second Amendments, the term “PSE Marks” shall be deleted and replaced with the term “Mark”.

4.	Notices. The following language shall be deleted from Section 6 of the Second Amendment:

If to PSE:	Pacific Exchange, Inc.
115 Sansome St.,
San Francisco, California 94104
Attention: Jon Werts
Facsimile: (415) 393-4018

With a copy to:	Kathryn Beck
General Counsel
Pacific Exchange, Inc.
115 Sansome Street
San Francisco, California 94104
Facsimile: (415) 393-4018

And replaced with:

If to PSE:	Kevin J.P. O’Hara
Chief Administrative Officer, General Counsel and Corporate Secretary
Archipelago Holdings, Inc.
100 South Wacker Drive, Suite 1800
Chicago, Illinois 60606
Facsimile: (312) 960-6020

EXHIBIT (H)(11)

5.
Miscellaneous. This Amendment is made under and shall be governed by and construed in accordance with the laws of the State of California, without regard to any conflicts of law rules which would apply the laws of any other state. This Amendment and the License Agreement, including the First Amendment and the Second Amendment contain the entire agreement of the parties relating to the subject matter hereof and supersede all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. This Amendment may be signed in counterparts, each of which, when executed and delivered, shall constitute one and the same instrument.

6.
Effect on License Agreement. The parties agree that, other than as provided in this Amendment, all terms and provisions of the License Agreement, as amended, are hereby ratified and confirmed and remain in full force and effect.

* * *

EXHIBIT (H)(11)

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf by its duly authorized officer on the date and year written above.

NORTH TRACK FUNDS, INC.

By:   /s/ David G. Stoeffel

David Stoeffel, President and Chief Executive Officer

PACIFIC EXCHANGE, INC.

By:  /s/ Nelson Chai

Nelson Chai, Chief Financial Officer

ARCHIPELAGO HOLDINGS, INC.

By:   /s/ Nelson Chai

Nelson Chai, Chief Financial Officer